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                                                         Exhibit 99.1



FOR IMMEDIATE RELEASE:


Contact: Stephen P. Golden
         Director of Investor Relations
         (617) 535-4799


    IRON MOUNTAIN INCORPORATED ANNOUNCES PROPOSED $250 MILLION DEBT OFFERING

BOSTON, MA--April 8, 2003--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today a proposed public offering of an additional $250 million in aggregate principal amount of its 7-3/4% Senior Subordinated Notes due 2015. The notes to be offered will be identical to the Company's previously issued 7-3/4% Senior Subordinated Notes due 2015, and the Company expects to price the notes to reflect current market interest rates. The Company intends to use the net proceeds from the offering to fund its offer to purchase and consent solicitation relating to its outstanding 8-3/4% Senior Subordinated Notes due 2009, which was separately announced today, or to otherwise redeem the 8-3/4% notes, and for general corporate purposes, including the possible repayment of outstanding borrowings under its revolving credit facility, the possible repayment of other indebtedness and possible future acquisitions. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT IRON MOUNTAIN

Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.




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